Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS SECOND QUARTER RESULTS;

REAFFIRMS FULL YEAR 2012 SALES AND EARNINGS OUTLOOK

Second Quarter 2012 Highlights:

•	Consolidated net sales increased 8 percent to $290.4 million, compared with second quarter 2011 net sales of $268.0 million.

•	Net loss totaled $7.9 million, or $(0.23) per diluted share, compared with second quarter 2011 net loss of $13.6 million, or $(0.40) per diluted share.

•	Fiscal 2012 outlook anticipates sales growth of up to 1 percent and operating margin (including a $4.0 million pre-tax first quarter restructuring charge) comparable to fiscal 2011.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on August 30, 2012 to shareholders of record on August 16, 2012.

PORTLAND, Ore. — July 26, 2012 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $290.4 million for the quarter ended June 30, 2012, an 8 percent increase compared with net sales of $268.0 million for the same period in 2011. Changes in currency exchange rates reduced the reported sales increase by 1 percentage point.

Second quarter net loss improved 42 percent to $7.9 million, or $(0.23) per diluted share, compared with net loss of $13.6 million, or $(0.40) per diluted share, for the same period in 2011.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Second quarter sales growth reflected improved operational execution and supply chain capacities which allowed us to deliver a larger portion of our international distributors’ Fall 2012 advance orders in the second quarter. We are also in good position entering the third quarter to fulfill wholesale customers’ orders on a timely basis because we have received Fall 2012 inventory earlier this year. Second quarter sales were also strong in Japan and in our U.S. direct-to-consumer business. Continued focus on expense management, reflected by lower SG&A expense, more than offset lower gross margins, resulting in meaningful improvement in our second quarter financial performance.”

Boyle continued, “Based on our performance through the first half of 2012, and despite increasing macro-economic headwinds in key markets, we are reaffirming our full year guidance for 2012 sales growth of up to 1 percent, and operating margins to approximate the 8.1 percent operating margins achieved in 2011. While we recognize the higher degree of uncertainty posed by today’s macro-economic conditions, we remain focused on innovation, operational execution and expense control as we position our brands for renewed sales growth and improved profitability.”

Second Quarter Results

(All comparisons are between second quarter 2012 and second quarter 2011, unless otherwise noted.)

Net sales in the U.S. increased $3.1 million, or 2 percent, to $132.1 million; Latin America/Asia Pacific (LAAP) region net sales increased $7.5 million, or 10 percent, to $84.1 million, including a 1 percentage point negative effect from changes in currency exchange rates; Europe/Middle East/Africa (EMEA) region net sales grew $16.4 million, or 31 percent, to $70.0 million, including a 2 percentage point negative effect from changes in currency exchanges rates; partially offset by a $4.6 million, or 52 percent, decline in net sales in Canada, including a 1 percentage point negative effect from changes in currency exchanges rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $22.9 million, or 11 percent, to $240.9 million. Footwear net sales of $49.5 million were down 1 percent. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased $21.6 million, or 9 percent, to $260.7 million, accounting for nearly all of the growth in the quarter. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the second quarter with $228.5 million in cash and short-term investments, compared with $298.3 million at June 30, 2011.

Consolidated inventories totaled $523.1 million at June 30, 2012, compared with $422.0 million at June 30, 2011. The increase was primarily attributable to a higher composition of Fall inventory, due in part to earlier receipts of Fall 2012 production. Higher average unit costs and changes in product mix accounted for almost all of the inventory dollar increase; unit volumes were up a low-single digit percentage compared to one year ago.

Reaffirmed 2012 Financial Outlook

The company continues to expect sales growth of up to 1 percent in fiscal 2012 and operating margin (including restructuring charges of approximately $4.0 million recognized in the first quarter of 2012) comparable to the 8.1 percent operating margin achieved in fiscal 2011. Full year gross margins are expected to contract approximately 30 to 50 basis points, offset by slight SG&A expense leverage.

The company expects a mid-single digit decline in third quarter net sales, primarily due to the timing shift of shipments to distributors in the second quarter and an anticipated decline in third quarter wholesale net sales, partially offset by higher direct-to-consumer sales. Third quarter gross margin is expected to decline approximately 25 basis points and anticipated flat SG&A expense is expected to result in SG&A deleverage of approximately 125 to 150 basis points, resulting in third quarter operating margin contraction of approximately 150 to 175 basis points.

The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed, resulting in a highly seasonal profitability pattern weighted toward the second half.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Second Quarter 2012 Financial Results and FY 2012 Outlook”, available beginning at approximately 4:15pm EDT today on the company’s investor relations website: http://investor.columbia.com/results.cfm.

Share Repurchase Program

During the second quarter of 2012, the company repurchased approximately 4,480 shares of common stock at an aggregate purchase price of $206,000. Approximately $59 million remains under the current repurchase authorization. The repurchase program does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors authorized a third quarter dividend of $0.22 per share, payable on August 30, 2012 to shareholders of record on August 16, 2012.

CFO’s Second Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s second quarter 2012 financial results and full year 2012 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, July 26, 2012 at 5:00 p.m. EDT to review its second quarter financial results and full year 2012 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until July 26, 2013.

Third Quarter 2012 Reporting Schedule

Columbia Sportswear plans to report financial results for third quarter 2012 on Thursday, October 25, 2012 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s third quarter financial results and full year 2012 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, product innovations and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or disruptions to our business; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

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COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2012	2011
Current Assets:
Cash and cash equivalents	$193,245	$207,429
Short-term investments	35,266	90,842
Accounts receivable, net	203,157	174,822
Inventories, net	523,078	422,004
Deferred income taxes	52,180	45,069
Prepaid expenses and other current assets	45,446	60,242

Total current assets	1,052,372	1,000,408
Property, plant and equipment, net	253,009	230,363
Intangibles and other non-current assets	80,714	82,080

Total assets	$1,386,095	$1,312,851

Current Liabilities:
Accounts payable	$196,478	$159,292
Accrued liabilities	84,242	81,624
Income taxes payable	5,020	9,541
Deferred income taxes	941	2,161

Total current liabilities	286,681	252,618
Long-term liabilities	40,696	44,275
Shareholders’ equity	1,058,718	1,015,958

Total liabilities and shareholders’ equity	$1,386,095	$1,312,851

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$290,357	$268,030	$623,498	$601,116
Cost of sales	172,489	155,617	357,694	339,167

Gross profit	117,868	112,413	265,804	261,949
	40.6%	41.9%	42.6%	43.6%
Selling, general, and administrative expenses	133,171	134,512	277,727	268,659
Net licensing income	4,555	3,459	6,530	5,990

Loss from operations	(10,748)	(18,640)	(5,393)	(720)
Interest income, net	191	461	438	784

Income (loss) before income tax	(10,557)	(18,179)	(4,955)	64
Income tax benefit (expense)	2,656	4,621	952	(852)

Net loss	$(7,901)	$(13,558)	$(4,003)	$(788)

Loss per share:
Basic	$(0.23)	$(0.40)	$(0.12)	$(0.02)
Diluted	(0.23)	(0.40)	(0.12)	(0.02)
Weighted average shares outstanding:
Basic	33,780	33,956	33,743	33,878
Diluted	33,780	33,956	33,743	33,878

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,003)	$(788)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,044	21,063
Loss on disposal or impairment of property, plant and equipment	186	149
Deferred income taxes	777	3,961
Stock-based compensation	4,303	3,804
Excess tax benefit from employee stock plans	(270)	(1,780)
Changes in operating assets and liabilities:
Accounts receivable	147,995	129,918
Inventories	(160,057)	(102,427)
Prepaid expenses and other current assets	(9,287)	(31,290)
Other assets	(89)	(926)
Accounts payable and accrued liabilities	25,949	(4,193)
Income taxes payable	(9,681)	(7,395)
Other liabilities	1,832	1,873

Net cash provided by operating activities	18,699	11,969

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(32,313)	(21,819)
Capital expenditures	(21,400)	(22,639)
Proceeds from sale of property, plant, and equipment	—	159

Net cash used in investing activities	(53,713)	(44,299)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee stock plans	4,199	9,764
Tax payments related to restricted stock unit issuances	(1,197)	(2,851)
Excess tax benefit from employee stock plans	270	1,780
Repurchase of common stock	(206)	—
Cash dividends paid	(14,849)	(14,237)

Net cash used in financing activities	(11,783)	(5,544)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(992)	11,046

NET DECREASE IN CASH AND CASH EQUIVALENTS	(47,789)	(26,828)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	241,034	234,257

CASH AND CASH EQUIVALENTS, END OF PERIOD	$193,245	$207,429

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,972	$1,802

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Geographical Net Sales:
United States	$132.1	$129.0	2%	$325.1	$321.5	1%
Latin America & Asia Pacific	84.1	76.6	10%	160.9	143.9	12%
Europe, Middle East, & Africa	70.0	53.6	31%	108.1	98.0	10%
Canada	4.2	8.8	(52)%	29.4	37.7	(22)%

Total	$290.4	$268.0	8%	$623.5	$601.1	4%

Categorical Net Sales:
Apparel, Accessories and Equipment	$240.9	$218.0	11%	525.2	496.7	6%
Footwear	49.5	50.0	(1)%	98.3	104.4	(6)%

Total	$290.4	$268.0	8%	$623.5	$601.1	4%

Brand Net Sales:
Columbia	$260.7	$239.1	9%	$553.8	$527.2	5%
Mountain Hardwear	23.7	22.7	4%	54.4	54.4	—
Sorel	2.9	3.7	(22)%	9.3	14.0	(34)%
Other	3.1	2.5	24%	6.0	5.5	9%

Total	$290.4	$268.0	8%	$623.5	$601.1	4%